Exhibit 99.1

May 13, 2021

The AZEK Company Announces Second Quarter Fiscal Year 2021 Financial Results

Continued Strong Sales Growth and Margin Execution; Expanding Capacity Investment; Launched Inaugural ESG Report; Raising Full-Year Fiscal 2021 Outlook

SECOND QUARTER FISCAL 2021 HIGHLIGHTS

•	Consolidated net sales increased 19.4% year-over-year to $293.1 million

•	Residential segment net sales increased 24.7% year-over-year to $262.2 million

•	Net income increased $18.6 million year-over-year to $22.7 million; Net Margin expanded 600 basis points to 7.7%

•	Adjusted EBITDA increased $15.7 million year-over-year to $71.5 million; Adjusted EBITDA Margin expanded 170 basis points to 24.4%[1]

OUTLOOK HIGHLIGHTS

•

Raising Fiscal 2021 Outlook – Expecting consolidated net sales growth of 23% to 26% year-over-year and Adjusted EBITDA growth of 25% to 29% year-over-year, compared to our previous expectation of 14% to 18% net sales growth and 19% to 23% Adjusted EBITDA growth

•	Increasing Fiscal 2021 Capital Expenditure Outlook – Expecting capital expenditure of $175 to $185 million, or an additional $50 to $60 million compared to our previous guidance

•	Third Quarter Fiscal 2021 Outlook – Expecting consolidated net sales growth of 29% to 32% year-over-year and Adjusted EBITDA growth of 15% to 18% year-over-year

Chicago, Ill. (BUSINESS WIRE) — The AZEK Company Inc. (the “Company” or “AZEK”) (NYSE: AZEK), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and Versatex® and AZEK Trim®, today announced financial results for the second quarter ended March 31, 2021 of its fiscal year 2021.

CEO COMMENTS

“Underlying demand across our key outdoor living and exteriors markets continues to strengthen, and as a result, we are increasing our guidance as well as investments in capacity and key strategic initiatives for the balance of the year,” commented Jesse Singh, AZEK’s Chief Executive

[1]	For a reconciliation of the Adjusted EBITDA and Adjusted EBITDA Margin metrics, please refer to the reconciliation tables in the appendix.

Officer. “Within the quarter, the strength of our customer, supplier and distribution channel partnerships have enabled us to effectively navigate industry-wide supply chain disruptions, while continuing to expand capacity and service. We are seeing significant raw material and other inflation, and we expect pricing and productivity initiatives to offset inflationary headwinds by the end of the fiscal year. We are excited by the momentum of our innovative new products, including our TimberTech AZEK Landmark decking collection, and continue to see a strong demand environment. During the second quarter, we also announced that Boise, Idaho was selected as the location of our new western U.S. facility, which will enable us to capitalize on future growth and continued strong demand.”

“As we approach the one-year anniversary of becoming a public company, I am very proud of the accomplishments of our team – not only in driving financial performance, but also in their steadfast dedication to advance AZEK’s goal to revolutionize and lead our industry towards a more sustainable future. The release of FULL-CIRCLE, our inaugural ESG Report, is yet another milestone in our corporate journey. We are excited about the unique opportunity to have a positive and lasting impact on the world through our accelerated use of recycled material and look forward to communicating our progress in the months and years ahead,” concluded Mr. Singh.

SECOND QUARTER FISCAL 2021 CONSOLIDATED RESULTS

Net sales for the second quarter of fiscal 2021 increased by $47.5 million, or 19.4%, to $293.1 million from $245.6 million for the second quarter of fiscal 2020. The increase was attributable to higher sales growth in our Residential segment. Net sales for the Residential segment increased by 24.7%, and net sales for the Commercial segment decreased by 12.5%, in each case as compared to the prior year period.

Gross profit for the second quarter of fiscal 2021 increased by $18.5 million, or 23.3%, to $97.9 million from $79.4 million for the second quarter of fiscal 2020. The increase in gross profit was primarily driven by the strong sales results in the Residential segment during the quarter as well as positive pricing and manufacturing productivity partially offset by higher costs. Gross margin increased 110 basis points to 33.4%, compared to 32.3% for the prior year period. Adjusted Gross Profit Margin increased 30 basis points to 39.1%, compared to 38.8% for the prior year period.

Selling, general and administrative expenses increased by $10.2 million to $59.9 million, or 20.4% of net sales, for the second quarter of fiscal 2021 from $49.7 million, or 20.2% of net sales, for the second quarter of fiscal 2020. The increase was primarily attributable to stock-based compensation expense, ongoing public company expenses and personnel costs.

Net income increased $18.6 million to $22.7 million, or $0.14 per share, for the second quarter of fiscal 2021 as compared to $4.1 million, or $0.04 per share, for the second quarter of fiscal 2020, primarily due to sales growth in the Residential segment, higher gross profit and a decrease in interest expense resulting from the reduced principal amount outstanding under the Term Loan Agreement and our formerly outstanding 2021 Senior Notes. Net margin expanded 600 basis points to 7.7% for the second quarter of fiscal 2021 as compared to net margin of 1.7% for the second quarter of fiscal 2020.

Adjusted Net Income increased $20.9 million to $39.3 million, or Adjusted Diluted EPS of $0.25 per share, for the second quarter of fiscal 2021 as compared to Adjusted Net Income of $18.4 million, or Adjusted Diluted EPS of $0.17 per share, for the second quarter of fiscal 2020.

Adjusted EBITDA increased by $15.7 million to $71.5 million for the second quarter of fiscal 2021 as compared to Adjusted EBITDA of $55.8 million for the second quarter of fiscal 2020. The increase was mainly driven by sales growth in the Residential segment and higher gross profit. Adjusted EBITDA Margin expanded 170 basis points to 24.4% from 22.7% for the prior year period.

SECOND QUARTER FISCAL 2021 SEGMENT RESULTS

Residential Segment

Net sales for the second quarter of fiscal 2021 increased by $52.0 million, or 24.7%, to $262.2 million from $210.2 million for the second quarter of fiscal 2020. The increase was primarily attributable to higher sales in our Deck, Rail & Accessories and Exteriors businesses.

Segment Adjusted EBITDA for the second quarter of fiscal 2021 increased by $18.9 million, or 30.1%, to $81.7 million from $62.8 million for the second quarter of fiscal 2020. The increase was mainly driven by higher sales and manufacturing productivity, partially offset by higher costs. Segment Adjusted EBITDA Margin expanded 130 basis points to 31.2% from 29.9% for the prior year period.

Commercial Segment

Net sales decreased by $4.4 million, or 12.5% to $30.9 million for the second quarter of fiscal 2021, compared to $35.3 million for the second quarter of fiscal 2020. The decrease was primarily attributable to lower net sales in our Scranton Products and Vycom businesses as the effects of COVID-19 continued to impact certain end markets demand during the quarter, partially offset by increased pricing.

Segment Adjusted EBITDA increased by $0.6 million, or 18.6%, to $3.7 million for the second quarter of fiscal 2021, compared to $3.1 million for the second quarter of fiscal 2020. The increase was primarily driven by manufacturing productivity and lower selling, general and administrative expenses partially offset by lower net sales. Segment Adjusted EBITDA Margin expanded 310 basis points to 12.0% from 8.9% for the prior year period.

SIX MONTHS FISCAL 2021 RESULTS

Net sales for the six months ended March 31, 2021 increased by $93.8 million, or 22.8%, to $505.4 million from $411.6 million for the six months ended March 31, 2020. The increase was attributable to higher sales growth in our Residential segment. Net sales for the six months ended March 31, 2021 increased for our Residential segment by 29.5% and decreased for our Commercial segment by 12.4%, in each case as compared to the prior year.

Net income (loss) increased by $38.6 million to net income of $32.8 million, or $0.21 per share, for the six months ended March 31, 2021, compared to net loss of ($5.8) million, or ($0.05) per share, for the six months ended March 31, 2020, primarily driven by sales growth in the Residential segment, higher gross profit and a decrease in interest expense resulting from the reduced principal amount outstanding under the Term Loan Agreement and our formerly outstanding 2021 Senior Notes. Net margin expanded 790 basis points to 6.5% for the six months ended March 31, 2021 compared to net margin of (1.4%) for the six months ended March 31, 2020.

Adjusted Net Income was $62.3 million, or Adjusted Diluted EPS of $0.40 per share, for the six months ended March 31, 2021, compared to Adjusted Net Income of $22.0 million, or Adjusted Diluted EPS of $0.20 per share, for the six months ended March 31, 2020.

Adjusted EBITDA for the first six months ended March 31, 2021 increased by $30.3 million to $120.0 million from $89.6 million for the six months ended March 31, 2020. The increase was mainly driven by sales growth in the Residential segment and higher gross profit. Adjusted EBITDA Margin expanded 190 basis points to 23.7% from 21.8% for the prior year period.

SIX MONTHS FISCAL 2021 SEGMENT RESULTS

Residential Segment

Net sales for the six months ended March 31, 2021 increased by $101.9 million, or 29.5%, to $447.8 million from $345.9 million for the six months ended March 31, 2020. The increase was primarily attributable to higher sales in our Deck, Rail & Accessories and Exteriors businesses.

Segment Adjusted EBITDA for the six months ended March 31, 2021 increased by $38.8 million, or 38.1%, to $140.5 million from $101.7 million for the six months ended March 31, 2020. The increase was mainly driven by higher sales and manufacturing productivity, partially offset by higher selling general and administrative expenses.

Commercial Segment

Net sales for the six months ended March 31, 2021 decreased by $8.2 million, or 12.4%, to $57.6 million from $65.7 million for the six months ended March 31, 2020. The decrease was primarily attributable to lower sales in our Scranton Products and Vycom businesses as the effects of COVID-19 continue to impact certain end markets, partially offset by increased pricing.

Segment Adjusted EBITDA of the Commercial segment increased by $0.9 million, or 14.2%, to $7.0 million for the six months ended March 31, 2021, compared to $6.2 million for the six months ended March 31, 2020. The increase was primarily driven by net manufacturing productivity and selling, general and administrative expenses offset by declining sales as described above.

BALANCE SHEET, CASH FLOW and LIQUIDITY

As of March 31, 2021, the Company had cash and cash equivalents of $151.3 million and approximately $145.6 million available for future borrowings under our Revolving Credit Facility. Total debt as of March 31, 2021 was $467.7 million.

Net cash provided by operating activities was $7.0 million for the six months ended March 31, 2021 versus a use of ($68.0) million in the six months ended March 31, 2020.

OUTLOOK

“We continue to believe that the strength and flexibility of our business model position us well to deliver long term value and outperformance in various market environments. As we look ahead to the remainder of our fiscal 2021, our increased guidance underscores our conviction in the sustained underlying demand we are seeing across our Residential segment, while channel inventory remains below benchmark levels. We remain highly optimistic about the strong trends in outdoor living and material conversion as well as our proven ability to deliver growth and margin expansion. We continue to pursue investments in growth for the long-term, and as a result, we are upsizing our overall capacity expansion program and increasing our 2021 capital expenditure guidance to be between $175 to $185 million, or an additional $50 to $60 million investment compared to our previous guidance. The upsized capacity investment is expected to result in both an incremental 15% decking capacity and expanded recycle capabilities in early 2022, on top of our prior 70% capacity expansion program,” added Mr. Singh.

AZEK is raising its outlook for the full year fiscal 2021. The outlook includes increased sales, recent pricing and productivity actions, strategic investments and inflation. AZEK now expects consolidated net sales growth of 23% to 26% year-over-year and Adjusted EBITDA growth in the 25% to 29% range year-over-year. From a segment perspective, AZEK expects Residential segment net sales growth of around 30% year-over-year, partially offset by a mid-single digit decline in Commercial segment net sales, which is consistent with prior guidance.

For the third quarter fiscal 2021 guidance, AZEK expects consolidated net sales growth in the 29% to 32% range year-over-year, driven by strong Residential segment growth in the mid-30% range, partially offset by expected flat net sales in the Commercial segment. AZEK is expecting Adjusted EBITDA growth in the 15% to 18% range year-over-year.

CONFERENCE CALL INFORMATION

AZEK will hold a conference call to discuss the results today, Thursday, May 13, 2021 at 9:00 a.m. (CT).

To access the live conference call, please register for the call in advance by visiting http://www.directeventreg.com/registration/event/5177557. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.azekco.com/events-and-presentations/.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (800) 585-8367 or (416) 621-4642. The conference ID for the replay is 5177557. The replay will be available until 10:59 p.m. (CT) on May 27, 2021.

ABOUT THE AZEK® COMPANY

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and Versatex® and AZEK Trim®. Consistently recognized as a market leader in innovation, quality and aesthetics, products across AZEK’s portfolio are made from up to 100% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly and stylish solution to consumers. Leveraging the talents of its nearly 1,700 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping millions of pounds of waste out of landfills each year, and revolutionizing the industry to create a more sustainable future. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota, and recently announced a new facility will open in Boise, Idaho.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this earnings release, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” and similar expressions intended to identify forward-looking statements. Projected financial information, including our guidance and outlook, are forward-looking statements. Other forward-looking statements may include, without limitation, statements about potential new products and product innovation, statements regarding the potential impact of the COVID-19 pandemic, statements about future pricing for our products or our raw materials and our ability to offset negative price impacts, statements about the markets in which we operate, including growth of our various markets and growth in the use of engineered products, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” set forth in Part II, Item 1A of the Quarterly Report on Form 10-Q for our second quarter of fiscal 2021 and in our other filings with the U.S. Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for fiscal 2020. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

NON-GAAP FINANCIAL MEASURES

To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP performance financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. Our GAAP financial results include significant expenses that may not be indicative of our ongoing operations as detailed within this earnings release.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our earnings release and our consolidated financial statements prepared and presented in accordance with GAAP.

We define Adjusted Gross Profit as gross profit before depreciation and amortization, business transformation costs and acquisition costs as described below. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales.

We define Adjusted Net Income as net income (loss) before amortization, share-based compensation costs, business transformation costs, acquisition costs, initial public offering costs and certain other costs as described below.

We define Adjusted Diluted EPS as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above.

Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales. Net Leverage is equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA. We believe Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage are useful to investors because they help identify underlying trends in our business that could otherwise be masked by certain expenses that can vary from company to company depending on, among other things, its financing, capital structure and the method by which its assets were acquired, and can also vary significantly from period to period. We also add back depreciation and amortization and share-based compensation because we do not consider them indicative of our core operating performance. We believe their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe that showing gross profit and net income, as adjusted to remove the impact of these expenses, is helpful to investors in assessing our gross profit and net income performance in a way that is similar to the way management assesses our performance. Additionally, EBITDA and EBITDA margin are common measures of operating performance in our industry, and we believe they facilitate operating comparisons. Our management also uses Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with other GAAP financial measures for planning purposes, including as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Management considers Adjusted Gross Profit and Adjusted Net Income as useful measures because our cost of sales includes the depreciation of property, plant and equipment used in the production of products and the amortization of various intangibles related to our manufacturing processes. Further, management considers Net Leverage as a useful measure to assess our borrowing capacity.

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	These measures do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•	These measures do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our income tax expense or the cash requirements to pay our taxes;

•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense of depreciation, in the case of Adjusted Gross Profit and Adjusted EBITDA, and amortization, in each case, of our assets, and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy;

•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude certain business transformation costs, acquisition costs and other costs, each of which can affect our current and future cash requirements; and

•

Other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, none of these metrics should be considered indicative of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Segment Adjusted EBITDA

Depending on certain circumstances, Segment Adjusted EBITDA may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA represents a measure of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA is determined, see our Consolidated Financial Statements and related notes included in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2021 filed with the SEC.

The AZEK Company Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except for share and per share amounts)

(Unaudited)

	March 31, 2021	September 30, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$151,317	$215,012
Trade receivables, net of allowances	128,463	70,886
Inventories	166,498	130,070
Prepaid expenses	10,975	8,367
Other current assets	527	360

Total current assets	457,780	424,695
Property, plant and equipment—net	311,850	261,774
Goodwill	951,390	951,390
Intangible assets—net	267,191	292,374
Other assets	2,190	1,623

Total assets	$1,990,401	$1,931,856

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$51,547	$42,059
Accrued rebates	22,922	30,362
Accrued interest	3,512	1,103
Current portion of long-term debt obligations	—	—
Accrued expenses and other liabilities	48,224	50,516

Total current liabilities	126,205	124,040
Deferred income taxes	29,970	21,260
Finance lease obligation—less current portion	10,731	10,910
Long-term debt—less current portion	464,146	462,982
Other non-current liabilities	9,946	8,776

Total liabilities	640,998	627,968
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued or outstanding at March 31, 2021 and September 30, 2020, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 154,739,238 shares issued and outstanding at March 31, 2021 and 154,637,240 shares issued and outstanding at September 30, 2020	155	155
Class B common stock, $0.001 par value; 100,000,000 shares authorized, 100 shares issued and outstanding at March 31, 2021 and at September 30, 2020, respectively	—	—
Additional paidâ—in capital	1,599,883	1,587,208
Accumulated deficit	(250,635)	(283,475)

Total stockholders’ equity	1,349,403	1,303,888

Total liabilities and stockholders’ equity	$1,990,401	$1,931,856

The AZEK Company Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of U.S. dollars, except for share and per share amounts)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net sales	$293,121	$245,585	$505,399	$411,628
Cost of sales	195,258	166,213	334,560	280,965

Gross profit	97,863	79,372	170,839	130,663
Selling, general and administrative expenses	59,897	49,693	112,926	93,166
Other general expenses	1,149	3,115	1,149	5,093
Loss (gain) on disposal of property, plant and equipment	86	101	298	28

Operating income (loss)	36,731	26,463	56,466	32,376

Other expenses:
Interest expense	6,516	19,975	12,712	39,734

Total other expenses	6,516	19,975	12,712	39,734

Income (loss) before income taxes	30,215	6,488	43,754	(7,358)
Income tax expense (benefit)	7,558	2,400	10,914	(1,600)

Net income (loss)	$22,657	$4,088	$32,840	$(5,758)

Net income (loss) per common share—basic	$0.15	$0.04	$0.21	$(0.05)
Net income (loss) per common share—diluted	0.14	0.04	0.21	(0.05)

Comprehensive income (loss)	$22,657	$4,088	$32,840	$(5,758)

Weighted-average common shares outstanding—basic and diluted
Basic	153,509,612	108,162,741	153,366,516	108,162,741
Diluted	156,747,514	108,162,741	156,377,902	108,162,741

The AZEK Company Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Six Months Ended March 31,
	2021	2020
Operating activities:
Net income (loss)	$32,840	$(5,758)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation	24,335	20,891
Amortization of intangibles	25,183	27,737
Non-cash interest expense	1,590	1,993
Deferred income tax (benefit) provision	8,710	(3,008)
Non-cash compensation expense	9,931	1,380
Loss (gain) on disposition of property	298	28
Bad debt provision	155	751
Changes in certain assets and liabilities:
Trade receivables	(57,733)	(72,030)
Inventories	(36,428)	(20,389)
Prepaid expenses and other currents assets	(2,774)	(786)
Accounts payable	8,239	(9,923)
Accrued expenses and interest	(8,507)	(10,362)
Other assets and liabilities	1,116	1,444

Net cash provided by (used in) operating activities	6,955	(68,032)

Investing activities:
Purchases of property, plant and equipment	(71,995)	(42,606)
Proceeds from disposition of fixed assets	32	231
Acquisition, net of cash acquired	—	(17,865)

Net cash provided by (used in) investing activities	(71,963)	(60,240)

Financing activities:
Proceeds under revolving credit facility	—	129,000
Payments on long-term debt obligations	—	(4,283)
Payment of debt issuance costs	(938)	—
Proceeds (repayments) of finance lease obligations	(492)	(390)
Exercise of vested stock options	2,953	—
Payments of IPO related costs	(210)	(5,729)
Redemption of capital contributions	—	(3,075)
Capital contribution from members	—	1,500

Net cash provided by (used in) financing activities	1,313	117,023

Net increase (decrease) in cash and cash equivalents	(63,695)	(11,249)
Cash and cash equivalents – Beginning of period	215,012	105,947

Cash and cash equivalents – End of period	$151,317	$94,698

Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$8,645	$37,269
Cash paid for income taxes, net	2,341	280
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$4,420	$2,424
Property, plant and equipment acquired under finance leases	539	630

Segment Results from Operations

Residential Segment

The following table summarizes certain financial information relating to the Residential segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three and six months ended March 31, 2021 and 2020.

	Three Months Ended March 31,				Six Months Ended March 31,
(U.S. dollars in thousands)	2021	2020	$ Variance	% Variance	2021	2020	$ Variance	% Variance
Net sales	$262,198	$210,247	$51,951	24.7%	$447,838	$345,915	$101,923	29.5%
Segment Adjusted EBITDA	81,699	62,806	18,893	30.1%	140,475	101,721	38,754	38.1%
Segment Adjusted EBITDA Margin	31.2%	29.9%	N/A	N/A	31.4%	29.4%	N/A	N/A

Commercial Segment

The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three and six months ended March 31, 2021 and 2020.

	Three Months Ended March 31,				Six Months Ended March 31,
(U.S. dollars in thousands)	2021	2020	$ Variance	% Variance	2021	2020	$ Variance	% Variance
Net sales	$30,923	$35,338	$(4,415)	(12.5)%	$57,561	$65,713	$(8,152)	(12.4)%
Segment Adjusted EBITDA	3,714	3,132	582	18.6%	7,030	6,155	875	14.2%
Segment Adjusted EBITDA Margin	12.0%	8.9%	N/A	N/A	12.2%	9.4%	N/A	N/A

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended March 31,		Six Months Ended March 31,
(U.S. dollars in thousands)	2021	2020	2021	2020
Net income (loss)	$22,657	$4,088	$32,840	$(5,758)
Interest expense	6,516	19,975	12,712	39,734
Depreciation and amortization	25,248	24,487	49,518	48,628
Income tax expense (benefit)	7,558	2,400	10,914	(1,600)
Stock-based compensation	7,156	696	10,136	1,381
Business transformation costs (1)	—	163	—	326
Acquisition costs (2)	—	791	—	1,356
Initial public offering and secondary offering costs	1,149	3,115	1,149	5,093
Other costs (3)	1,227	103	2,694	464

Total adjustments	48,854	51,730	87,123	95,382

Adjusted EBITDA	$71,511	$55,818	$119,963	$89,624

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net income (loss)	7.7%	1.7%	6.5%	-1.4%
Interest expense	2.2%	8.1%	2.5%	9.7%
Depreciation and amortization	8.6%	10.0%	9.8%	11.9%
Income tax expense (benefit)	2.6%	1.0%	2.2%	-0.4%
Stock-based compensation	2.5%	0.3%	2.0%	0.3%
Business transformation costs	—	0.1%	—	0.1%
Acquisition costs	—	0.3%	—	0.3%
Initial public offering costs	0.4%	1.2%	0.2%	1.2%
Other costs	0.4%	0.0%	0.5%	0.0

Total adjustments	16.7%	21.0%	17.2%	23.2%

Adjusted EBITDA Margin	24.4%	22.7%	23.7%	21.8%

(1)

Business transformation costs reflect consulting and other costs related to the transformation of the senior management team of $0.2 million and $0.3 million for the three and six months ended March 31, 2020, respectively.

(2)

Acquisition costs reflect costs directly related to completed acquisitions of $0.2 million and $0.8 million for the three and six months ended March 31, 2020, respectively, and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.6 million and $0.6 million for the three and six months ended March 31, 2020, respectively.

(3)

Other costs include costs for legal expense of $0.5 million and $1.0 million for the three and six months ended March 31, 2021, respectively, and costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.7 million and $1.7 million for the three and six months ended March 31, 2021, respectively, and $0.1 million and $0.5 million for the three and six months ended March 31, 2020, respectively.

Adjusted Gross Profit and Adjusted Gross Profit Margin Reconciliation

	Three Months Ended March 31,		Six Months Ended March 31,
(U.S. dollars in thousands)	2021	2020	2021	2020
Gross Profit	$97,863	$79,372	$170,839	$130,663
Depreciation and amortization (1)	16,802	15,387	32,598	30,538
Acquisitions costs (2)	—	554	—	554

Adjusted Gross Profit	$114,665	$95,313	$203,437	$161,755

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Gross Margin	33.4%	32.3%	33.8%	31.8%
Depreciation and amortization	5.7%	6.3%	6.5%	7.4%
Acquisitions costs	—	0.2%	—	0.1%

Adjusted Gross Profit Margin	39.1%	38.8%	40.3%	39.3%

(1)

Depreciation and amortization for the three months ended March 31, 2021 and 2020 consists of $11.3 million and $9.2 million, respectively, of depreciation and $5.5 million and $6.2 million, respectively, of amortization of intangible assets relating to our manufacturing process. Depreciation and amortization for the six months ended March 31, 2021 and 2020 consists of $21.6 million and $18.1 million, respectively, of depreciation and $11.0 million and $12.4 million, respectively, of amortization of intangible assets relating to our manufacturing process.

(2)	Acquisition costs reflect inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended March 31,		Six Months Ended March 31,
(U.S. dollars in thousands)	2021	2020	2021	2020
Net income (loss)	$22,657	$4,088	$32,840	$(5,758)
Amortization (1)	12,540	13,879	25,183	27,737
Stock-based compensation (2)	6,087	696	8,773	1,381
Business transformation costs (3)	—	163	—	326
Acquisition costs (4)	—	791	—	1,356
Initial public offering and secondary offering costs	1,149	3,115	1,149	5,093
Other costs (5)	1,227	103	2,694	464
Tax impact of adjustments (6)	(4,400)	(4,423)	(8,350)	(8,569)

Adjusted Net Income	$39,260	$18,412	$62,289	$22,030

	Three Months Ended March 31,		Six Months Ended March 31,
(U.S. dollars per diluted share)	2021	2020	2021	2020
Net income (loss)	$0.14	$0.04	$0.21	$(0.05)
Amortization	0.08	0.13	0.15	0.26
Stock-based compensation	0.04	0.01	0.06	0.01
Initial public offering and secondary offering costs	0.01	0.03	0.01	0.06
Other costs	0.01	—	0.02	—
Tax impact of adjustments	(0.03)	(0.04)	(0.05)	(0.08)

Adjusted Diluted EPS (7)	$0.25	$0.17	$0.40	$0.20

(1)	Effective as of September 30, 2020, we revised the definition of Adjusted Net Income to remove depreciation expense from the calculation. The prior periods have been recast to reflect the change.
(2)

Stock-based compensation costs for the three and six months ended March 31, 2021 reflect expenses related to our initial public offering. Expenses related to our recurring awards granted each fiscal year long-term incentive plan are excluded from the Adjusted Net Income reconciliation.

(3)

Business transformation costs reflect consulting and other costs related to the transformation of the senior management team of $0.2 million and $0.3 million for the three and six months ended March 31, 2020, respectively.

(4)

Acquisition costs reflect costs directly related to completed acquisitions of $0.2 million and $0.8 million for the three and six months ended March 31, 2020, respectively, and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.6 million and $0.6 million for the three and six months ended March 31, 2020, respectively.

(5)

Other costs include costs for legal expense of $0.5 million and $1.0 million for the three and six months ended March 31, 2021, respectively, and costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.7 million and $1.7 million for the three and six months ended March 31, 2021, respectively, and $0.1 million and $0.5 million for the three and six months ended March 31, 2020, respectively.

(6)	Tax impact of adjustments are based on applying a combined U.S. federal and state statutory tax rate of 24.5% for both the three and six months ended March 31, 2021 and 2020.
(7)

Weighted average common shares outstanding used in computing diluted net income (loss) per common share of 156,747,514 and 108,162,741 for the three months ended March 31, 2021 and 2020, respectively, and 156,377,902 and 108,162,741 for the six months ended March 31, 2021 and 2020, respectively.

Net Leverage Reconciliation

	Six Months Ended March 31,		Twelve Months Ended September 30,	Twelve Months Ended March 31,
	2021	2020	2020	2021
Net income (loss)	$32,840	$(5,758)	$(122,233)	$(83,635)
Interest expense	12,712	39,734	71,179	44,157
Depreciation and amortization	49,518	48,628	99,781	100,671
Income tax expense (benefit)	10,914	(1,600)	(8,278)	4,236
Stock-based compensation	10,136	1,381	120,517	129,272
Business transformation costs	—	—	594	594
Acquisition costs	—	326	1,596	1,270
Initial public offering costs	1,149	1,356	8,616	8,409
Other costs	2,694	5,093	4,154	1,755
Capital structure transaction costs	—	464	37,587	37,123

Total adjustments	87,123	95,382	335,746	327,487

Adjusted EBITDA	$119,963	$89,624	$213,513	$243,852

Long-term debt less current portion				$464,146
Unamortized deferred financing fees				3,134
Unamortized original issue discount				374

Gross debt				467,654
Cash and cash equivalents				(151,317)

Net debt				$316,337
Net Leverage				1.3x

Outlook

We have not reconciled Adjusted EBITDA guidance to its most comparable GAAP measure as a result of the uncertainty regarding, and the potential variability of, reconciling items such as the variability in the provision for income taxes, the estimates for warranty and rebate accruals and timing of the gain or loss on disposal of property, plant and equipment. Such reconciling items that impact Adjusted EBITDA have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of Adjusted EBITDA to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA guidance and future GAAP results.

Investor Relations Contact:

Amanda Cimaglia

312-809-1093

ir@azekco.com

Media Contact:

Amy Widdowson

(650) 597-7132

AZEKquestions@zenogroup.com

Source: The AZEK Company Inc.